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                                                                  EXHIBIT 10(xv)
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                    SUMMARY OF PFIZER ANNUAL INCENTIVE PLAN




The Annual Incentive Plan ("AIP") was established to provide a direct link between pay and performance, thereby supporting increased overall Company performance through increased individual performance. The purposes of the AIP are to help motivate employees and attract and retain the highest quality workforce.

Management selects AIP participants, including executive officers who are not members of the Corporate Management Committee, and, in its discretion, sets the bonus potential for each participant based on level of responsibility within the Company. Annual incentive awards are based on an evaluation of either or both individual and Company performance against quantitative and qualitative measures and are subject to approval by senior management and, if appropriate, the Employee Compensation and Management Development Committee or the Executive Compensation Committee.

Amounts paid to employees constitute part of the employee's annual cash compensation.